EXHIBIT 2.2

ARTICLES OF MERGER
OF
BLAST ENERGY SERVICES, INC.
A California Company
INTO
BLAST ENERGY SERVICES, INC.
A TEXAS CORPORATION
(Pursuant to Section 10.152 of the Texas Business Organizations Code)

These Articles of Merger made this 13th day of March 2008 by Blast Energy Services, Inc., a California corporation herein after called the “California Company” and its wholly owned subsidiary, Blast Energy Services, Inc. a Texas corporation, herein after called the “Texas Company”, the two corporations being herein after sometimes called the Constituent Companies.

The Texas Company has one (1) outstanding share of common stock, $0.001 par value per share, which one (1) share is owned by the California Company.

A Plan of Merger in the form of Exhibit A, attached hereto, was adopted by Board of Directors and creditors of the California Company pursuant to a Second Amended Joint Plan of Reorganization (the “Plan of Reorganization”) submitted to the United State Bankruptcy Court for the Southern District of Texas, and the Plan of Reorganization provides that no further action by the stockholders of the California Company is required.  The Plan of Merger was adopted by the Board of Directors and pursuant to the Plan of Reorganization on February 27, 2008.   The Plan of Merger and the performance of its terms were duly authorized by all action required by the laws under which each foreign corporation or other entity that is a party to the merger was incorporated or organized and by its constituent documents.

No changes to the Texas Company’s Certificate of Formation will be required in connection with the Merger.

The Articles of Incorporation of the Texas Company as presently exist shall be the Articles of Incorporation of the surviving company at the effective time of the filing of this Certificate of Merger.

IN WITNESS WHEREOF, each of the corporate parties hereto pursuant to authority duly granted by its Board of Directors, has caused this Plan of Merger to be executed by its respective officers.

BLAST ENERGY SERVICES, INC.	BLAST ENERGY SERVICES, INC.
A Texas Corporation	A California corporation

By: /s/ John MacDonald	By: /s/ John MacDonald
John MacDonald	John MacDonald
Chief Financial Officer	Chief Financial Officer